Exhibit 8.1
[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]
April 4, 2011
Elster Group SE
Frankenstrasse 362
45133 Essen
Germany
Ladies and Gentlemen:
     We have acted as special United States tax counsel to Elster Group SE (the “Company”) in connection with the Registration Statement on Form F-1, including the prospectus contained therein (together, as amended through the date hereof, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) on March 21, 2011, relating to the registration of shares of the Company’s common stock (“Common Shares”), par value €1.00, which will be represented by American Depositary Shares (“ADSs”) evidenced by American depositary receipts.
     In arriving at the opinion expressed below, we have examined and relied upon the following documents:
     (i) the Registration Statement;
     (ii) the form of Equity Underwriting Agreement (the “Underwriting Agreement”) for the issuance of Common Shares and ADSs to be entered into between the Company and Deutsche Bank Securities Inc., Goldman Sachs International and J.P. Morgan Securities Inc., as representatives of the several underwriters, in substantially final form and filed as Exhibit 1.1 to the Registration Statement;
     (iii) the Deposit Agreement (the “Deposit Agreement”), between the Company and Deutsche Bank Trust Company Americas as Depositary dated September 29, 2010;
     (iv) the letter relating to Pre-Release Transactions delivered to the Company by Deutsche Bank Trust Company Americas dated September 29, 2010; and
     (v) any other documents that in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
     In rendering the opinion set forth below, we have, without independent investigation, assumed the following:
     (i) that the respective parties to all such documents and all persons having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such documents; and

     (ii) no person will conduct any activities on behalf of the Company other than as contemplated by such documents.
     We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. The opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion herein other than as to the federal income tax laws of the United States of America, including (without limitation) State and local tax laws of political subdivisions of the United States of America.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the statements set forth under the heading “Taxation — U.S. Taxation” in the Registration Statement, insofar as such statements purport to discuss certain federal income tax laws of the United States, represent our opinion with respect to the matters referred to therein.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and further consent to the use of our opinions under the heading “Taxation” in the Registration Statement. We also consent to the references to our firm under the headings “Taxation” and “Legal Matters” in the Registration Statement. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON LLP
By:	/s/ Jason Factor
Jason Factor, a Partner

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